                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                               (Amendment No. 2)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                      AUTONOMOUS TECHNOLOGIES CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)


                                  05329 H 10 5
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The Information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 Pages
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 CUSIP NO. 05329 H 10 5             13G             PAGE 2 OF 4 PAGES


1  NAME OF REPORTING PERSON
   SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   RUDOLPH W. FREY

   ###-##-####


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                        (a) [ ]

                                        (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

        U. S. CITIZEN


  NUMBER OF SHARES        5  SOLE VOTING POWER
    BENEFICIALLY
   OWNED BY EACH             - 0 -
 REPORTING PERSON
      WITH                6  SHARED VOTING POWER

                             665,250

                          7  SOLE DISPOSITIVE POWER

                             - 0 -

                          8  SHARED DISPOSITIVE POWER

                             665,250


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   665,250

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  SHARES*

   NOT APPLICABLE

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   5.5447%

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 CUSIP NO. 05329 H 10 5             13G             PAGE 3 OF 4 PAGES

12  TYPE OF REPORTING PERSON*

    IN

ITEM 1.
    (a)  Name of Issuer:  Autonomous Technologies Corporation
         --------------

    (b)  Address of Issuer's Principal Executive Offices:
         -----------------------------------------------

            2800 Discovery Drive
            Orlando, FL  32826

ITEM 2.
    (a)  Name of Persons Filing: Rudolph W. Frey
         ----------------------

    (b)  Address of Principal Business Office:
         ------------------------------------

            2800 Discovery Drive
            Orlando, FL 32826

    (c)  Citizenship/Place of Organization: U. S. Citizen
         ---------------------------------

    (d)  Title of Class of Securities: Common Stock
         ----------------------------

    (e)  CUSIP Number:  05329H 10 5
         ------------


ITEM 3.  NOT APPLICABLE.

ITEM 4.  OWNERSHIP

    (a)  Amount Beneficially Owned: 665,250
         -------------------------

    (b)  Percent of Class:  5.5447%
         ----------------

    (c) For information on voting and dispositive power with respect to the above listed shares, see Items 5-8 of the Cover Page.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.
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 CUSIP NO. 05329 H 10 5             13G             PAGE 4 OF 4 PAGES

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

  The certification is not applicable. Rudolph W. Frey purchased the shares prior to the Company becoming a reporting company as described in the registration statement filed by the Company under the Securities Act of 1933, as amended, effective as of May 1, 1996, file number 333-2068.

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



        By: /s/Randy W. Frey
            ---------------------
             Rudolph W. Frey